          83                                                        Exhibit 2.05
                            SHARE PURCHASE AGREEMENT


THE UNDERSIGNED,

1. SHOP - VAC CORPORATION, whose registered address is at 2323 Reach Road, Williamsport, in the state of Pennsylvania, United States of America, duly represented by Matthew Miller in his capacity as director (hereinafter referred to as: the "Vendor"); and

2. CARMEN NEDERLAND B.V., a closed company with limited liability, registered at the Hilversum Trade Registry under number 32029134 whose registered address is at (1382 JX) Plevolaan 21 in weesp, duly represented by Cornelis Antonie Strokappe and Sean O' Driscoll in their respective capacity as director (hereinafter referred to as: the "Purchaser").

WHEREAS:

a. The Vendor is the owner of 100% of the issued and paid up share capital, of FAM Nederland BV, registered at the Oost-Brabant Trade Registry under number 16084292 whose registered address is at Helft-heuvelpassage 14-05 (5224 AP) in s-Hertogenbosch, The Netherlands (hereinafter referred to as the "Company") consisting of 1,300 shares with nominal value of NLG 1,000 each hereinafter referred to as the "Shares");

b. The Shares represent the whole of the issued share capital of the Company and have been fully paid-up;





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c.       The Vendor  wishes to sell the Shares to the Purchaser as the Purchaser wishes to purchase the Shares from the Vendor;

NOW HEREBY have agreed as follows: -

Article 1 - Sale and Purchase of the Shares

1.1 Subject to the terms of this Agreement, the Vendor hereby sells to the Purchaser as the Purchaser hereby purchases from the Vendor, the Shares.

1.2 The Shares shall be transferred free from any charges and encumbrances together with all rights now or hereinafter attached thereto.

Article 2 - Purchase Price

The Purchase Price for the Shares shall be USD 1.

Article 3 - Transfer of the Shares

Title of ownership to the Shares shall pass from the Vendor to the Purchaser by way of a notarial Deed of Transfer of Shares, to be passed by Civil Law Notary Hans Mannheim or his replacement, which Deed shall he substantially in the form of the draft Deed attached as Appendix I to this Agreement. The Parties agree to enter into this Deed at Completion. The Purchaser shall procure that the Company shall acknowledge the transfer of the Shares in writing.







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Article 4 - Completion requirements

At completion and prior to the passing of the Notarial Deed (i) the full Purchase Price shall have to be received by the Vendor (ii) all outstanding amounts, if any, due to the Company from the Vendor and the Vendors Group shall be paid and received by the Company; and (iii) the Vendor will produce and deliver to the Purchaser or the Purchaser's Dutch legal advisors, the following:

(a) letters of resignation substantially in the form of Appendix II to this Agreement for all current Managing Directors ("statutair directeuren") of the Company, also containing a written acknowledgment from each of them that they have received all remuneration to which they were entitled and that they have no outstanding claims against the Company;

(b) the latest full text of the Articles of Association ("Statuten") of the Company;

(c) the original Shareholders Register (duly written up) and any existing minute books and other statutory books of the Company;

(d) the written resignation of KPMG Accountants N.V. as auditors of the Company.

(e) a written statement from the Vendor that the Company does not owe it or any other Company in the Vendors Group any amount of money.







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Article 5 - Completion

5.1 Completion shall take place on the Date of this Agreement or on such other date as the parties may agree, at the offices of Civil Law Notary Hans Mannheim or his replacement.

5.2 The Vendor shall give such assistance to the Purchaser as the Purchaser shall reasonably require to enable the Shares to be effectively transferred to and registered in the name of the Purchaser.

Article 6 - Representations and Warranties

6.1 The Vendor represents and warrants to the Purchaser that, at the date of the signing of this Agreement and at Completion:

        (a) The Shares represent the entire issued share capital in the Company and have all been paid up in full;

        (b) the Vendor is the owner of the Shares which ownership is unconditional and not liable to reduction or repurchase or to any cancellation whatsoever;

        (c) the Shares have not been encumbered by any usufruct, lien, attachment or any other rights, personal or in rem;









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         (d)    the Company has granted no options and has not entered  into any obligation whatsoever regarding the issuance of shares in the capital of the Company which have not yet been issued;

         (e) no resolutions to issue shares have been adopted and no commitments to that effect have made;

         (f) no commitments have been made regarding any payments on shares in the form of a dividend, bonus shares, rights or in any other form whatsoever;

         (g) no resolutions have been adopted by the shareholders which have not yet been implemented.

Article 7 - Applicable law and jurisdiction

7.1 This Agreement shall be governed by the laws of The Netherlands.

7.2     Any dispute  which  cannot be settled  amicably  shall be settled in the
        first    instance    before   the    District    Court   of    Amsterdam
        ("Arrondissementsrechtbank te Amsterdam").











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              signed in twofold on 29 may 1998 at London, England.

         SHOP-VAC CORPORATION                     CARMEN NEDERLAND B.V.

         \s\ Matthew Miller                       \s\ Sean O'Driscoll
         \s\ David A. Grill                       \s\ C.A. Strokappe